                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ATG INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                   ATG INC.
                            47375 Fremont Boulevard
                           Fremont, California 94538

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD JULY 14, 2000

To the Shareholders:

  Notice is hereby given that the Annual Meeting of Shareholders of ATG Inc. (the "Company") will be held at The Marriott Hotel, 46100 Landing Parkway, Fremont, California on Friday, July 14, 2000 at 10:00 a.m. Pacific Daylight Time, for the following purposes:

  1. To elect six directors of the Company to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualify.

  2. To consider and approve an amendment to the Company's Amended and Restated Articles of Incorporation increasing the number of authorized shares of stock from a total of 21,000,000 shares, to a total of 50,000,000 shares, of which 8,000,000 shares will be designated preferred.

  3. To consider and act upon such other business as may properly come before the meeting or any adjournment(s) thereof.

  Shareholders of record as of the close of business on May 16, 2000 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          Frank Y. Chiu
                                          Secretary

Fremont, California
June 24, 2000

                            YOUR VOTE IS IMPORTANT

 WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING OF
 SHAREHOLDERS, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                   ATG INC.
                            47375 Fremont Boulevard
                               Fremont, CA 94538

                               ----------------
                                PROXY STATEMENT
                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General Information

  This Proxy Statement is solicited by and on behalf of the Board of Directors of ATG Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at The Marriott Hotel, 46100 Landing Parkway, Fremont, California on Friday, July 14, 2000 at 10:00 a.m. Pacific Daylight Time, and at any adjournment(s) thereof. The approximate date on which this Proxy Statement and the accompanying Proxy was first given or sent to security holders was June 24, 2000.

  Each Proxy executed and returned by a shareholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or in person to the Chairman of, or the Inspectors of Election at, the Annual Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.

  The Proxies in the accompanying form will be voted in accordance with the specifications made thereon and where no specifications are given, such Proxies will be voted FOR all proposals herein. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the Annual Meeting. The management of the Company is not aware that any other matters are to be presented for action at the Annual Meeting.

  The solicitation of proxies generally will be by mail and by directors, officers, and regular employees of the Company without additional compensation. In some instances, solicitation may be made by telephone or other means. All costs incurred in connection with the solicitation of proxies will be borne by the Company. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses in forwarding such material.

Record Date And Voting Rights

  Only shareholders of record at the close of business on May 16, 2000 will be entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. Each share of the Company's Common Stock, no par value per share (the "Common Stock"), is entitled to one vote on each of the matters to be presented at the Annual Meeting. As of April 28, 2000, there were 14,104,457 shares of Common Stock outstanding. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Abstentions are counted in tabulations of the votes cast on proposals presented to the shareholders, whereas broker non-votes are not counted for purpose of determining whether a proposal has been approved.

  Notwithstanding the foregoing description of voting rights, shareholders may exercise cumulative voting rights with respect to the election of directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected (six) multiplied by the number of votes held in his or her name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many candidates as the shareholder desires. Pursuant to California law, no shareholder can cumulate votes unless prior to the voting at the Annual Meeting, a shareholder has given notice of the shareholder's intention to cumulate the shareholder's votes at the Annual Meeting and the nominee for which the shareholder intends to cumulate votes has properly been nominated. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. The Board of Directors does not, at this time, intend to give such notice or to cumulate the votes it may hold pursuant to the Proxies solicited herein unless the required notice by a shareholder is given, in which event votes represented by Proxies delivered pursuant to this Proxy Statement may be cumulated in the discretion of the proxy holders, in accordance with the recommendation of the Board of Directors. Therefore, discretionary authority to cumulate votes in such event is solicited in this Proxy Statement.

Shareholder Information

  A copy of the Company's 2000 Annual Report, including financial statements and schedules, is enclosed with these proxy solicitation materials. In compliance with Rule 14a-3 promulgated under the Securities Exchange Act of 1934, the Company hereby undertakes to provide without charge to each person solicited, upon written request, a copy of the Company's Annual Report on Form 10-K for its 1999 fiscal year, including the financial statements and financial schedules thereto. Requests for such copies should be directed to ATG Inc., 47375 Fremont Boulevard, Fremont, California 94538, Attention:
Investor Relations.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

  Six directors will be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualify. One position on the board is currently vacant, and the Company expects to continue its search for an additional member following the meeting. It is intended that the Proxies will be voted for the following nominees, but the holders of the Proxies reserve discretion to cast votes for individuals other than the nominees for director named below in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. Set forth below are the names of the nominees, age, position with the Company, the year in which first elected a director of the Company, principal occupation and certain other information concerning each of the nominees.

  Doreen M. Chiu, 46, has served as President, Chief Executive Officer and Chairman of the Board since joining the Company in 1984. Prior to joining the Company, Ms. Chiu owned her own certified public accounting firm. Ms. Chiu is a California CPA and holds a Bachelor of Arts degree in Business Administration from the University of Wisconsin. Ms. Chiu is the wife of Frank Chiu.

  Frank Y. Chiu, 46, joined the Company in 1980 as Financial Controller, became Vice-President and a director of the Company in 1984, and became Executive Vice-President in 1992. Mr. Chiu holds a Bachelor of Arts degree in Business Administration and a Master's degree in Business Administration from the University of Wisconsin. Mr. Chiu is the husband of Doreen Chiu.

  George Doubleday II, 60, has been a director of the Company since April 1999. Mr. Doubleday has been a private investor and advisor to companies for 18 years, principally through his investment vehicle, Nathan M. Malle Associates. Since 1983 he has also been Chairman of the InnerAsia Group, a family of companies with interests in international tourism, trade, and manufacturing. From 1965 to 1981, he served with Pan American World Airways as Staff Vice President--Operations Control and Regional Managing Director-- Southeast Asia. From 1961 to 1965, he served as a fighter pilot with the U.S. Marine Corps. He holds a Bachelor of Science degree in Industrial Administration from Yale University.

  David F. Chan, 48, has agreed to serve as a director of the Company effective upon his election by the shareholders. Mr. Chan has over 25 years of experience in public accounting and auditing, and in corporate executive positions. He is presently the Vice Chairman and major shareholder of American Safari Cruises, an upscale yacht cruising company in Seattle Washington. Mr. Chan founded American Safari in 1996 and served as its President and CEO until 1999. From 1994 to 1996, he served as an International Business Consultant at

Coopers & Lybrand, providing advisory services to international and U.S. clients in merger and acquisition of companies in Asia and North America. From 1988 to 1995, he was the Chief Financial Officer of Cruise West, a cruise ship company specializing in the Pacific Northwest and Alaska. From 1984 to 1988, Mr. Chan was in public accounting at Ernst & Young, and Coopers & Lybrand. Prior to 1984, Mr. Chan was the Controller of Glendale Federal Savings Bank, a California commercial bank, for a period of five years. He holds a Bachelor of Business Administration degree from University of Oregon at Eugene and a Master of Business Administration degree in Finance from California State University at Hayward.

  David R. Sebastian, 40, has agreed to serve as a director of the Company effective upon his election by the shareholders. Mr. Sebastian has over 15 years of experience in investment banking and commercial banking. Since 1999 he has been the President of Sebastian & Associates, a financial advisory and investment banking consulting company he founded. From 1997 to 1999, Mr. Sebastian served as a Managing Director of Prudential Securities, Inc., working as an investment banker primarily in the Consumer Products, Agribusiness and Automotive sectors. From 1987 to 1997, he served in various investment banking and merger and acquisition positions at Lehman Brothers, Inc. From 1982 to 1985, Mr. Sebastian served as the Vice President--Commercial Lending Group at the Inter-First Bankcorp, a Houston, Texas commercial banking corporation, responsible for lending, trust and investment services. He holds a Bachelor of Arts degree in Economics from Rice University and a Master of Business Administration degree in Finance from the University of Texas at Austin.

  James E. Thomas, 63, has agreed to serve as a director of the Company effective upon his election by the shareholders. Mr. Thomas has over 40 years of executive and managerial experience in the commercial lending business. Since 1980, Mr. Thomas has been the chief executive officer of various commercial lending institutions, in which capacity he has total management responsibility including credit, public relations, marketing, finance, collections and day-to-day operations. Since 1997 he has been the founder and president of Westmark Financial Company, an equipment leasing company based in Bellevue, Washington, in which Doreen and Frank Chiu hold a controlling equity interest. From 1984 to 1997, Mr. Thomas was the General Manager of Great Western Leasing Inc., based in Redmond, Washington. From 1980 to 1984, Mr. Thomas was the President of JET Leasing Inc., of Bellevue, Washington. From 1960 to 1980, Mr. Thomas served as a Regional Manager or Vice President at Old National Leasing Company, Inter-Regional Financial Group, Northwest General Leasing, and Trans Pacific Financial Corporation. Mr. Thomas graduated with an Associate of Arts degree from Pasadena City College.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                  VOTE "FOR" ALL OF THE NOMINEES LISTED ABOVE

                     THE BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors conducted seven (7) meetings during fiscal year 1999. All of the persons who are currently Directors of the Company attended at least seventy-five percent (75%) of the aggregate of: (i) the total number of meetings of the board of directors, and (ii) the total number of meetings held by the committee(s) on which they served during fiscal year 1999. The Board of Directors has two committees, the Audit Committee and the Compensation Committee.

Compensation of Directors

  Each non-employee director receives a cash fee of $2,000 per Board meeting attended (but not including conference calls) and an additional $2,000 per Board Committee meeting attended, if such committee meeting is held on a day different from that of a Board meeting. Each non-employee Board member, upon appointment or election to the Board and pursuant to the Company's 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") receives an automatic option grant to purchase 20,000 shares of Common Stock at an option exercise price equal to 100% of the market price of the Common Stock on the date of grant ($8.50 per share, in the case of Messrs. Gjelde and Kadak and $6.875 per share in the case of Mr. Doubleday), with each option having a maximum term of ten (10) years and becoming immediately exercisable as to 5,000 of the option shares upon the date of grant. The balance of the option shares vest at 5,000 shares each on the succeeding three anniversaries of the grant date.

Audit Committee

  The Audit Committee of the Board is composed of Messrs. Gjelde, Doubleday and Kadak and is chaired by Mr. Gjelde. The Audit Committee met two (2) times in fiscal year 1999. The functions performed by the Audit Committee include making recommendations to the Board of Directors regarding the selection of independent accountants to serve the Company for the ensuing year and reviewing with the independent accountants and management the general scope and results of the Company's annual audit, the fees charged by the independent accountants and other matters relating to internal control systems. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company's auditors and for recommending the engagement or discharge of the Company's independent accountants.

Compensation Committee

  The Compensation Committee of the Board is composed of Messrs. Kadak, Doubleday and Gjelde, and is chaired by Mr. Kadak. All members of this Committee are non-employee directors. The responsibilities of the Compensation Committee include establishing the compensation of the Chief Executive Officer, reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain executive officers of the Company and administering the Company's stock option plans. The Compensation Committee met two (2) times during fiscal year 1999.

 PROPOSAL NO. 2--APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE COMPANY'S AUTHORIZED CAPITAL STOCK AND AUTHORIZE
                         "BLANK CHECK" PREFERRED STOCK

  At the Annual Meeting, the shareholders of the Company will be asked to consider and approve an amendment to the Company's Amended and Restated Articles of Incorporation (the "Articles") increasing the number of authorized shares of capital stock from 21 million shares to 50 million shares, of which 8 million shares will be designated preferred stock issuable in one or more series. Important information concerning the current capitalization of the Company, and the purpose and effect of the proposed amendment, is set forth below.

Capitalization of the Company

  The authorized capital of the Company presently consists of (i) 20 million shares of Common Stock, and (ii) 1 million shares of preferred stock, designated "Series A Preferred Stock," having such rights, preferences, privileges, limitations and other characteristics as are currently set forth in Article III of the Articles. As of April 28, 2000, the number of issued and outstanding shares of Common Stock was 14,104,457. As of such date, an additional 1,517,000 shares of Common Stock were potentially issuable upon exercise of outstanding options and warrants to purchase such shares (including such options and warrants as were not then currently exercisable). As of such date, no shares of the Company's preferred stock were outstanding.

Purpose of the Proposal

  The principal purpose of the proposed amendment is to authorize additional shares of capital stock which will be available in the event the Board of Directors of the Company determines that it is necessary or appropriate to raise additional capital through the issuance and sale of securities for any such appropriate corporate purpose as the Board of Directors may deem advisable. Depending on the applicable circumstances, the Board may deem it advisable for any such issuance to consist of shares of Common Stock, shares of the Company's preferred stock not convertible into Common Stock or shares of such preferred stock that are so convertible, or any combination thereof. In addition, the preferred stock authorized pursuant to this amendment, unlike the preferred stock presently authorized pursuant to the Articles, is so-called "blank check" preferred stock, which confers on the Board of Directors, acting alone, the authority to fix all of the rights, preferences, privileges and limitations attendant thereon. It is the Board of Directors' belief that this form of preferred stock will allow the Company greater flexibility in raising equity capital to support its activities, inasmuch as the preferred stock can be tailored, by series, to meet the shifting requirements of the capital markets, and in particular the requirements of institutional investors who now occupy a dominant position in these markets. The Board of Directors believes that such preferred stock will allow the Company to respond more rapidly to the changing conditions of the capital markets, since each such series can be approved by the Board of Directors without further shareholder approval. The Board of Directors believes that these features will enable the Company to raise additional equity capital, as needed, from a wider variety of financing sources, and on such terms that may be more favorable than those obtained through conventional common stock offerings.

  The increase in the number of authorized shares of capital stock from 21 million shares to 50 million shares, including the increase of 1 million shares of preferred stock to 8 million shares of preferred stock, will not have any immediate effect on the rights of existing shareholders. To the extent additional shares are issued in the future, however, the existing shareholders' percentage equity ownership will decrease and the concomitant voting power may, depending on whether such shares have voting rights, decrease. Depending on the price at which the shares are issued, any such issuance also could have the effect of diluting the earnings per share and book value per share of the outstanding shares. The company presently has no plan, agreement, arrangement or understanding to issue any of the additional shares that are the subject of the proposed amendment. If the amendment is approved by the shareholders of the Company, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares, except as may be required by applicable law or any national securities exchange or automated quotation system on which the Company's securities are then quoted or included. The Board of Directors has unanimously authorized the proposed amendment and has voted to recommend the proposed amendment to the shareholders for adoption.

Requisite Approval

  Approval of Proposal No. 2 requires the affirmative vote of the holders of the majority of the shares present at the Annual Meeting, in person or by proxy.

Text of Amendment

  The text of the shareholders' resolution adopting and approving the proposed amendment, which includes the text of such amendment verbatim, is set forth below. Shareholders are encouraged to read the text of the resolution and of the amendment carefully for a more complete understanding of the proposal.

    "WHEREAS, the Board of Directors of this corporation has adopted and approved an amendment to the Amended and Restated Articles of Incorporation of this corporation to increase the authorized number of shares of this corporation's capital stock from 21,000,000 to 50,000,000, including an increase in this corporation's authorized number of shares of preferred stock from 1,000,000 to 8,000,000; and

    WHEREAS, the shareholders of this corporation deem it in their best interests and those of this corporation that its Amended and Restated Articles of Incorporation be amended in the same manner as so adopted and approved by the Board of Directors of this corporation;

    NOW, THEREFORE, BE IT RESOLVED, that the following amendment of the Amended and Restated Articles of Incorporation of this corporation be, and hereby is, adopted and approved:

    "Article III shall be amended to read in its entirety as follows:

    The total number of shares of all classes of stock that this corporation is authorized to issue is 50 Million (50,000,000) shares, consisting of 42 Million (42,000,000) shares of Common Stock and 8 Million (8,000,000) shares of Preferred Stock. The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more classes or series not exceeding the aggregate number of shares of Preferred Stock authorized by these Amended and Restated Articles of Incorporation, as amended from time to time; to designate, and to fix the number of shares constituting, each such class or series; and to determine with respect to each such class or series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable thereto, including, without limiting the generality of the foregoing, the voting rights applicable to any class or series (which may be any whole or fractional number of votes per share, and which may be applicable generally or only upon stated matters, events or conditions); the rate of dividend to which holders of Preferred Stock of any class or series may be entitled (which may or may not be cumulative and/or participating); the rights of holders of Preferred Stock of any class or series in the event of liquidation, dissolution or winding up of the affairs of this corporation or other circumstances; the rights, if any, of holders of Preferred Stock of any class or series to convert or exchange such shares of Preferred Stock for shares of any other class of capital stock of this corporation or any other entity or to convert or exchange such Preferred Stock for any other form of property (including in each case the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable); and the rights, if any, to redeem any class or series of Preferred Stock (which may be mandatory at a fixed time or upon the occurrence of a specified event, or may be optional on the part of this corporation and/or the shareholder).

    Unless otherwise provided by law or in a resolution or resolutions establishing a particular class or series of Preferred Stock, the aggregate number of authorized shares of Preferred Stock may be increased by an amendment to the Amended and Restated Articles of Incorporation approved solely by the holders of Common Stock and of any Preferred Stock which is entitled pursuant to its voting rights designated by the Board to vote thereon, if at all, voting together as a class.

    The Board of Directors shall be entitled to increase or decrease the number of shares previously designated by the Board to a class or series of Preferred Stock without prior shareholder approval, provided that at no time shall the Board of Directors be entitled to decrease the number of shares previously so designated to a class or series to a number that is less than the number of shares of such series then issued and outstanding.

    Before this corporation shall issue any shares of Preferred Stock of any class or series, a certificate, setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the attributes of such class or series shall be filed in the manner prescribed by the laws of the State of California.' "

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
            INCREASING THE AUTHORIZED CAPITAL STOCK OF THE COMPANY
                 AND AUTHORIZING "BLANK CHECK" PREFERRED STOCK

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The following is a summary of certain transactions to which the Company was or is a party and in which certain executive officers, directors or shareholders of the Company had or have a direct or indirect material interest.

  From 1992 to 1997, Doreen M. Chiu, the Company's Chairman of the Board and Chief Executive Officer, extended a series of loans to the Company, each of which was repayable in full upon demand (collectively, the "Loan"). The Loan, which was unsecured, bore interest at an annual rate of 10%, payable concurrently with principal. The outstanding principal balance of the Loan, including accrued interest, at December 31, 1997 was $1,280,180. This Loan was repaid in full in 1998.

  Doreen M. Chiu and Frank Y. Chiu, the Executive Vice-President and a director of the Company, have each guaranteed the obligations of the Company under (i) two Promissory Notes in the principal amounts of $2,069,604 and $1,996,075 held by Safeco Credit Company, Inc.; (ii) an Equipment Lease between the Company and Great Western Leasing that provides for an aggregate rental amount of $32,522; and (iii) a Commercial Lease Agreement between the Company and U.S. Bancorp with an aggregate rental amount of $103,341.

  In connection with the issuance of certain bonds, undertakings and other instruments of guarantee in favor of the Company, Doreen M. Chiu and Frank Y. Chiu have each executed (i) a blanket Indemnity Agreement in favor of ACSTAR Insurance Company ("ACSTAR"), indemnifying ACSTAR against any losses that ACSTAR may incur in connection with the issuance of any such bonds, undertakings or other instruments of guarantee, and (ii) a blanket Continuing Agreement of Indemnity-Contractor's Form for the benefit of Reliance Insurance Company, United Pacific Insurance, Reliance National Indemnity Company and Reliance Surety Company, indemnifying such entities against any losses that such entities may incur in connection with the issuance of any such bonds, undertakings or other instruments of guarantee. As of December 31, 1999, the potential aggregate liability of Mr. and Mrs. Chiu under the blanket indemnities was approximately $35,500.

  In 1998, the Company entered into a contract to provide certain engineering, remediation and construction services to Mission Ranch Center, a California limited partnership ("Mission Ranch"). Doreen M. Chiu and Frank Y. Chiu are general partners and own a 50% partnership interest in Mission Ranch. The Company reported revenues of $1,403,000 and costs of $1,354,000 related to services provided under this contract in 1999. The Company reported revenues of $785,000 and costs of $432,000 related to services provided under this contract in 1998. The total project contract value is approximately $4,695,000 and is expected to be completed in fiscal 2000.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the beneficial ownership of the Common Stock of the Company as of April 28, 2000, by each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock, by each director, by each executive officer named in the Summary Compensation Table herein below and by all current directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power, except where otherwise indicated.

                                                         Number of Percent of
                                                          Shares     Shares
Name                                                        (1)    Outstanding
----                                                     --------- -----------
Doreen M. Chiu (2)...................................... 2,719,926    19.3%
George Doubleday, II (3)................................   507,243     3.6%
Eric C. Su (4)..........................................   121,333       *
William M. Hewitt (5)...................................    83,954       *
Steven J. Guerrettaz (6)................................    71,484       *
Earl E. Gjelde (7)......................................    15,000       *
Andrew C. Kadak (7).....................................    15,000       *
All directors and executive officers as a group (9
 persons) (8)........................................... 3,598,940    25.5%

--------
 * The number of shares owned is less than 1%
(1) Beneficial ownership includes shares of Common Stock subject to options held by the named person that are currently exercisable or will become exercisable within 60 days.
(2) Includes all shares beneficially owned by Frank Y. Chiu as community property and options to purchase 20,000 shares of Common Stock.
(3) Includes options to purchase 15,000 shares of Common Stock.
(4) Includes options to purchase 63,333 shares of Common Stock. Mr. Su resigned as a corporate officer in February 2000 and was reassigned to a non-management position within the Company.
(5) Represents options to purchase 83,333 shares of Common Stock.
(6) Represents options to purchase 70,000 shares of Common Stock. Mr. Guerrettaz left the Company's employ in February 2000.
(7) Represents options to purchase 15,000 shares of Common Stock.
(8) Includes 370,666 shares of Common Stock that may be issued upon the exercise of options outstanding and beneficially owned by the directors and executive officers as a group.

                         COMPLIANCE WITH SECTION 16(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent (10%) beneficial owners are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any late filings during the most recent fiscal year. To the Company's knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during the most recent fiscal year, all of these reports were timely filed with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table discloses compensation received by the Company's Chief Executive Officer and the four (4) remaining most highly paid executive officers who received total compensation in excess of $100,000 for the previous years ended December 31, 1999, 1998 and 1997.

                          Summary Compensation Table

                                                                    Long-Term
                                              Annual Compensation  Compensation
                                                      (4)             Awards
                                             --------------------- ------------
                                                                    Securities
                                                                    Underlying
Name and Principal Position                  Year  Salary   Bonus    Options
---------------------------                  ---- -------- ------- ------------
Doreen M. Chiu.............................. 1999 $245,154 $60,000         *
Chief Executive Officer                      1998  156,000       *    50,000
                                             1997  150,000       *   150,000
Frank Y. Chiu............................... 1999  225,846  60,000         *
Executive Vice President                     1998  130,000       *    50,000
                                             1997  120,000       *   159,900
William M. Hewitt........................... 1999  220,846  60,000         *
President--Waste Management Services (1)     1998  157,038       *    40,000
                                             1997  103,269       *    70,000
Steven J. Guerrettaz........................ 1999  159,308  30,000    20,000
Chief Financial Officer (2)                  1998  150,000       *    10,000
                                             1997    1,731       *    60,000
Eric C. Su.................................. 1999  140,000  50,000         *
Vice President--Marketing &                  1998  112,086       *    40,000
Planning (3)                                 1997   94,386  25,000    20,000

--------
 * None
(1) Joined the Company in April 1997.
(2) Joined the Company in December 1997 and left the Company's employ in February 2000.
(3) Resigned as a corporate officer in February 2000 and was reassigned to a non-management position within the Company.
(4) Each of the named executive officers received perquisites and other personal benefits, the aggregate amount of which did not exceed the lesser of $50,000 or 10% of the annual base salary reported.

Stock Option Grants and Exercises

  The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options granted during the fiscal year ended December 31, 1999.

                       Option Grants in Last Fiscal Year

                                       Individual Grants
                         ---------------------------------------------
                                                                          Potential
                                                                       Realizable Value
                                                                          at Assumed
                                                                       Annual Rates of
                                                                         Stock Price
                          Number of   % of Total                       Appreciation for
                         Securities    Options                         Option Term ($)
                         Underlying   Granted to  Exercise                   (1)
                           Options   Employees in Price Per Expiration ----------------
          Name           Granted (#) Fiscal Year  Share ($)  Date(2)     5%      10%
          ----           ----------- ------------ --------- ---------- ------- --------
Doreen M. Chiu..........        0         n.a        n.a.       n.a.      n.a.     n.a.
Frank Y. Chiu...........        0         n.a        n.a.       n.a.      n.a.     n.a.
William M. Hewitt.......        0         n.a        n.a.       n.a.      n.a.     n.a.
Steven J. Guerrettaz....   20,000        14.8%      $7.00    7/15/09   $88,045 $223,124
Eric C. Su..............        0         n.a        n.a.       n.a.      n.a.     n.a.

--------
(1) Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(2) Options may terminate before their expiration date if the optionee's status as an employee is terminated.

  The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options exercised during the fiscal year ended December 31, 1999 and the value of unexercised options at such date.

                Aggregated Option Exercises in Last Fiscal Year
                       And Fiscal Year-End Option Values

                                                       Number of Securities
                                                      Underlying Unexercised    Value of Unexercised
                                                            Options at          In-the-Money Options
                                                      December 31, 1999 (#)  at December 31, 1999 ($)(1)
                                                      ---------------------- ---------------------------
                         Shares Acquired    Value          Exercisable/             Exercisable/
                         On Exercise (#) Realized ($)     Unexercisable             Unexercisable
                         --------------- ------------ ---------------------- ---------------------------
Doreen M. Chiu..........     41,000        $167,437          500/158,500          $  1,656/491,906
Frank Y. Chiu...........     54,000         275,825       53,500/168,400           224,919/524,700
William M. Hewitt.......        --              --         66,666/43,334                       0/0
Steven J. Guerrettaz....        --              --         70,000/20,000                       0/0
Eric C. Su..............     60,000         440,525        63,333/26,667                 192,625/0

--------
(1) Based on the fair market value of the Common Stock at December 31, 1999 of $4.3125 per share, less the exercise price paid for such shares.

Employment Agreements

  None of the individuals named in the Summary Compensation Table above is a party to an employment agreement with the Company.

          REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 12 shall not be incorporated by reference into any such filings.

Compensation Philosophy

  The Compensation Committee of the Board of Directors of the Company (the "Committee") consists of the three (3) independent directors who are neither employees nor officers of the Company. The Committee reviews the Company's executive compensation program and policies, determines the compensation of the Company's Chief Executive Officer ("CEO"), and reviews and approves the CEO's recommendations for the compensation of the other senior executive officers of the Company.

  The Committee's philosophy regarding compensation of the Company's senior management is to link rewards to financial and operational performance, to encourage creation of shareholder value and to achieve the Company's strategic goals and objectives. Through its executive compensation policies, the Committee seeks to attract, retain and motivate highly qualified executives who will contribute to the Company's success. Thus, the Committee believes the Company's compensation arrangements must remain competitive with those offered by other companies of similar size and scope of operations. To achieve these goals, the executive compensation program consists of three primary components which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management. These components are:
(i) base salary which reflects individual performance and contribution to the Company; (ii) discretionary annual bonus awards payable in cash and tied to the Company's achievement of financial targets; and (iii) long-term stock based incentive awards designed to strengthen the mutuality of interests between the Company's executive officers and its shareholders. Beginning in 1998, option grants to executive officers are made under the Company's 1998 Stock Ownership Incentive Plan by the Committee.

Cash Based Compensation

  Salary. Consistent with the Company's philosophy, the Committee's approach to base compensation is to offer competitive salaries in comparison with market practices. Salary decisions are based on an annual review with the CEO, considering the decision-making responsibilities of each position and the experience, work performance, and team-building skills of position incumbents, subject to existing employment agreements, if any. The cash salary of each of the Company's executive officers is determined by the individual's performance and past and potential contributions to the Company, as well as the overall financial performance and resources of the Company.

  Bonuses. The Committee has in the past and may in the future authorize the payment of discretionary bonus compensation based upon an assessment of an individual's exceptional contributions to the Company. Bonuses are based upon the overall achievement in increasing the Company's revenue and its level of profitability.

  As a general matter, the Committee endorses the philosophy that executive compensation should reflect Company performance. The Company, to date, has not yet adopted any compensation plans which are tied directly to Company performance by formula.

Equity Based Compensation

  The executive officers have, from time to time, received grants of options to acquire Company Stock. The purpose of the option grants is to provide such individuals with additional incentives to maximize shareholder value. The Committee also utilizes vesting periods to encourage key employees to continue in the employ of the Company. The size of the option grant to each executive officer is set at a level which is intended to create a meaningful opportunity for stock ownership based on the individual's current position with the Company and may also be based in part upon Company performance factors such as earnings per share and revenue growth. However, the extent to which these latter factors are taken into consideration will vary from individual to individual at the Committee's sole discretion.

Chief Executive Officer Compensation

  The process of determining the compensation for the CEO and the factors taken into consideration in such determination are generally the same as the process and factors used in determining the compensation of all of the executive officers of the Company. The Committee considers both the Company's overall performance and the CEO's individual performance. Bonuses for the CEO are based upon the overall achievements in increasing the Company's revenue and its level of profitability. Ms. Chiu's salary was determined based on analysis of salaries paid by peer companies and on Ms. Chiu's knowledge, experience and individual performance.

  The foregoing report has been furnished by the Compensation Committee of the Board of Directors of the Company.

                             Andrew C. Kadak, Chairman
                             Earl E. Gjelde
                             George Doubleday, II

                            COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

  The following persons served on the Compensation Committee of the Company's Board of Directors during fiscal year 1999: Andrew C. Kadak, Earl E. Gjelde, and George Doubleday, II. Neither of these persons is a current or former officer or employee of the Company. There are no "interlocks," as defined by the Securities and Exchange Commission, with respect to any member of the Compensation Committee.

                               PERFORMANCE GRAPH

  The following graph demonstrates a comparison of cumulative total shareholder returns, calculated on a dividend reinvestment basis and based upon an initial investment of $100 in the Company's Common Stock as compared with the Russell 2000 Index and the Nasdaq Stock Market (U.S.) Index. No dividends have been declared or paid on the Company's Common Stock during such period. The stock price performance shown on the graph below is not necessarily indicative of future price performance. The Common Stock began trading on the Nasdaq National Market on May 7, 1998. The graph reflects the Company's stock price performance from the initial public offering through the end of fiscal 1999.


                  COMPARISON OF 20 MONTH CUMULATIVE TOTAL RETURN*
                      AMONG ATG INC., THE RUSSELL 2000 INDEX
                     AND THE NASDAQ STOCK MARKET (U.S.) INDEX
                                    [GRAPH]
                                     Cumulative Total Return
                    ---------------------------------------------------------
                    5/7/98   6/98   9/98   12/98   3/99   6/99   9/99   12/99
ATG INC.             100      90     71      87     76     78     59      51
RUSSELL 2000         100      97     79      87     78     91     84      85
NASDAQ STOCK
  MARKET (U.S.)      100     103     93     121    135    148    152     224

                                              Cumulative Total Return
                                    -------------------------------------------
                                    5/7/98 6/98 9/98 12/98 3/99 6/99 9/99 12/99
                                    ------ ---- ---- ----- ---- ---- ---- -----
ATG INC............................  100    90   71    87   76   78   59    51
RUSSELL 2000.......................  100    97   79    87   78   91   84    85
NASDAQ STOCKMARKET (U.S.)..........  100   103   93   121  135  148  152   224

                            INDEPENDENT ACCOUNTANTS

  The Company's financial statements for the fiscal year ended December 31, 1999, have been audited by the independent accounting firm of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he desires and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals for presentation at the year 2001 Annual Meeting of Shareholders and to be considered for inclusion in next year's proxy statement must be received at the Company's principal executive offices on or before January 1, 2001.

                                 OTHER MATTERS

  The Company is not aware of any matters that may come before the Annual Meeting other than those referred to in the Notice of Annual Meeting of Shareholders. If any other matters shall properly come before the meeting, the persons named in the accompanying proxy form intend to vote thereon in accordance with their best judgment.

ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Frank Y. Chiu
                                          Secretary

June 24, 2000
Fremont, California

                                   ATG INC.
                            47375 Fremont Boulevard
                           Fremont, California 94538

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned hereby appoints Doreen M. Chiu and Frank Y. Chiu, and each of them with full power of substitution, as proxies to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of ATG Inc., to be held at The Marriott Hotel, 46100 Landing Parkway, Fremont, California on Friday, July 14, 2000 at 10:00 a.m. Pacific Daylight Time, and at any adjournments thereof.

     The undersigned hereby acknowledges receipt of a copy of the Company's 1999 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting.

     The shares represented by this proxy will be voted in accordance with the specifications made herein. If no instructions to the contrary are indicated on the reverse side hereof, this proxy when properly executed will be voted FOR all nominees in Proposal 1 and FOR Proposal 2. The proxies are authorized to vote in their discretion with respect to other matters which may come before the meeting.

                 (Continued and to be signed on reverse side)

[X] PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

1. ELECTION OF DIRECTORS                              WITHHOLD      FOR ALL
   Nominees: Doreen M. Chiu, Frank Y.      FOR ALL      ALL         EXCEPT:
   Chiu, George Doubleday II, David F.
   Chan, David R. Sebastian, James E.        [_]        [_]         [_]________
   Thomas

2. AMENDMENT OF AMENDED AND RESTATED
   ARTICLES
   Approval of amendment to Amended and      FOR      AGAINST       ABSTAIN
   Restated Articles of Incorporation
   increasing number of authorized shares    [_]        [_]           [_]
   of capitalized stock to 50 million and
   authorizing "blank check" preferred
   stock.

3. upon any other matters as may properly come before the meeting or any adjournment thereof


SIGNATURES(S)______________________________ DATE ____________________________

NOTE: Please mark, date and sign exactly as name appears on your share certificate and return in the enclosed envelope. If the stock is issued in the name of two or more persons, each of them should sign the proxy. If the proxy is executed by a corporation or other entity, it should be signed in the corporation's or entity's name by a duly authorized officer or representative.

                                      19